Exhibit 99.1

                  [CHARTER FINANCIAL CORPORATION LETTERHEAD]


FOR IMMEDIATE RELEASE

CONTACT:  Robert L. Johnson, President & CEO
          706.645.1391
          bjohnson@charterbank.net


               CHARTER FINANCIAL CORPORATION CONFIRMS ITS
              OFFER TO PURCHASE FLAG FINANCIAL CORPORATION

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     In response to a press release published by FLAG Financial
Corporation (Nasdaq: FLAG) and the resulting speculation and inquiries from FLAG shareholders, Charter Financial Corporation (Nasdaq NMS: CHFN) confirmed today that it had made an offer on February 13 to purchase all of the currently outstanding stock of FLAG (7,369,994 shares) for $11.60 per share in cash.

     "Our offer was made directly to FLAG and its Board of Directors on a friendly basis," stated Robert L. Johnson, President and CEO of Charter. "Our offer was 27.5% higher than the price that FLAG was willing to pay to cash out 30% of its stock in a reverse stock split, and our offer represented 34.1x FLAG's core earnings per share of $0.34 for 2001 and 158% of FLAG's year end book value per share. We believe our offer was a very attractive one that would have benefitted all of the current shareholders of FLAG," continued Mr. Johnson.

     "We are very interested in the LaGrange market area. In addition to benefitting all of the FLAG shareholders, we believe the communities currently served by FLAG would be well served by Charter were our offer to be accepted. CharterBank is a community oriented institution and offers competitive rates on deposits and competitive checking for business accounts. Charter also has a new charitable foundation with assets in excess of $8 million for the communities that it serves," stated Mr. Johnson.

     "We made our offer after being notified that certain shareholders of FLAG were dissatisfied with FLAG's proposed going private transaction. We are disappointed that the FLAG Board chose not to accept our offer. We are hopeful the Board of FLAG will re-consider our offer, pursue discussions on a friendly basis and suspend its proposed private placement of stock and warrants to current and proposed directors. We remain interested in acquiring FLAG Financial at what we believe is a very attractive price," concluded Mr. Johnson.



Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed a reorganization into a mutual holding company structure and related initial public offering of the Company's common stock. On a consolidated basis, Charter Financial Corporation owns 4.655 million shares of Freddie Mac stock with an unrealized gain of approximately $300 million. CharterBank is headquartered in West Point, Georgia, and operates five full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed.